EXHIBIT 5

Ashland Inc.
50 E. RiverCenter Blvd.
Covington, KY 41012

November 3, 2009

Ashland Inc.
50 E. RiverCenter Blvd.
Covington, KY 41012

Ladies and Gentlemen:

I am Assistant General Counsel and Corporate Secretary of Ashland Inc., a Kentucky corporation (the “Company”).  This opinion is rendered in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 2,974,420 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”) contributed by the Company to the Ashland Hercules Pension Plan (the “Pension Plan”), which shares may be sold from time to time by the trustee of the Pension Plan, as set forth in the prospectus contained in the Registration Statement and as may be set forth in one or more supplements to such prospectus.

I have examined and am familiar with such corporate records and other documents, and have considered such legal matters, as I have deemed necessary or appropriate for the purposes of this opinion, including the Registration Statement, the Company’s Third Restated Articles of Incorporation and By-Laws, each as currently in effect, and certain resolutions of the Board of Directors of the Company relating to the issuance of the Common Stock contributed to the Pension Plan.

Based upon the foregoing and the qualification set forth below, I am of the opinion that the shares of Common Stock contributed by the Company to the Pension Plan are validly issued, fully paid and nonassessable.

The foregoing opinion is based solely upon the Kentucky Business Corporation Act of the Commonwealth of Kentucky.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Legal Matters” in the prospectus contained in the Registration Statement.  In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations under the Securities Act.

Very truly yours,
/s/ Linda L. Foss
Linda L. Foss
Assistant General Counsel and Corporate Secretary